EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149827 and No. 333-137318) of our report dated March 17, 2009, relating to the consolidated financial statements of Lpath, Inc. for the year ended December 31, 2008, included in the Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ LevitZacks

San Diego, California

March 25, 2010